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                                                                   EXHIBIT 3.1.1

            THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                         OF CLEARCOMMERCE CORPORATION,
                            a Delaware Corporation

          The undersigned, Robert J. Lynch and Michael S. Grajeda, hereby certify that:

          ONE: Robert J. Lynch is the duly elected and acting Chief Executive Officer and President and Michael S. Grajeda is the duly elected and acting Secretary of said corporation.

          TWO: The name of the corporation is ClearCommerce Corporation and that the corporation was originally incorporated on September 21, 1995, under the name Outreach Communications Corporation, pursuant to the Delaware General Corporation Law. The certificate of incorporation of the corporation was amended and restated on September 15, 1997, and the name of the corporation was changed to ClearCommerce Corporation on February 25, 1998.

          THREE: The Amended and Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

          The name of this corporation is ClearCommerce Corporation.

                                  ARTICLE II

          The address of the registered office of this corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 County of New Castle. The name of its registered agent at such address is Corporation Trust Company.

                                  ARTICLE III

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     A.   Classes of Stock.  This corporation is authorized to issue two
          ----------------
classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is 32,647,830 shares. 20,000,000 shares shall be Common Stock, par value $0.001 per share, and 12,647,830 shares shall be Preferred Stock, par value $0.001 per share.

     B.   Rights, Preferences and Restrictions of Preferred Stock.  The
          -------------------------------------------------------
Preferred Stock authorized by this Third Amended and Restated Certificate of Incorporation may be issued from time to time in
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one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Three Million One Hundred Forty-Seven Thousand Eight Hundred Thirty (3,147,830) shares, the Series B Preferred Stock, which series shall consist of Four Million Nine Hundred Thousand (4,900,000) shares and the Series C Preferred Stock, which series shall consist of 4,600,000 shares, are as set forth below in this Article IV(B).

     1.   Dividend Provisions.  The holders of shares of Series A Preferred
          -------------------
Stock, Series B Preferred Stock, and Series C Preferred Stock shall be entitled to receive dividends ratably, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of 8% per share based on the Original Series A Issue Price (as defined below), the Original Series B Issue Price (as defined below) and the Original Series C Issue Price (as defined below), respectively, per annum payable upon conversion of the Preferred Stock pursuant to Section 4 in either cash or Common Stock, at the option of a majority of the Board of Directors at the fair market value of the Common Stock as determined in good faith by a majority of the Board of Directors. Such dividends shall be cumulative (whether or not earned) beginning January 1, 1998 with respect to the Series A Preferred Stock, the date the first Series B Preferred Stock was issued (the "Series B Original Issue Date") with respect to the Series B Preferred Stock, and the date that the first Series C Preferred Stock is issued (the "Series C Original Issue Date") with respect to the Series C Preferred Stock. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least two-thirds of the Preferred Stock then outstanding voting together as a single class.

     2.   Liquidation Preference.
          ----------------------

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive ratably in proportion to the preferential amount each such holder is entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.07 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), $2.46 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") and $7.07 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price"), and (ii) an amount equal to accrued but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock in proportion to the preferential amount each such holder would be entitled to receive.

               (b) Upon the completion of the distribution required by subsection (a) of this Section 2, the remaining assets of this corporation available for distribution to stockholders shall be

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distributed among the holders of Series A Preferred Stock, Series B Preferred
Stock, and Series C Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) until with respect to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, such holders shall have received an aggregate of $3.21 per share plus unpaid dividends, $7.38 per share plus unpaid dividends, respectively or $21.21 per share plus unpaid dividends, respectively (as adjusted for any stock splits, stock dividends, recapitalizations and the like) (including amounts paid pursuant to subsection
(a) of this Section 2) whereupon such shares shall be cancelled. Thereafter, if assets remain in this corporation, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each.

          (c)  (i)   For purposes of this Section 2, each of the following
"Conversion Events" shall be treated as a liquidation, dissolution or winding up: (x) a merger, consolidation or share exchange of this corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into this corporation, in which consolidation, merger or share exchange the stockholders of this corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation, merger or share exchange, unless the stockholders of this corporation hold at least 50% of the votes entitled to be cast by holders of equity securities of the surviving corporation or (y) a sale of all or substantially all of the assets of the corporation. Nothing in this subsection shall limit the right of a holder of Preferred Stock to convert such shares into Common Stock prior to the effective date of any such transaction.

               (ii) In any of such events, if the consideration received by this corporation is other than cash, the value of such consideration will be deemed such considerations' fair market value. Any securities, unless expressly provided for in a merger agreement, plan of reorganization or similar acquisition agreement, shall be valued as follows:

                     (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                         (1)  If traded on a securities exchange or through The
Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

                         (2)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                         (3)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of Preferred Stock voting together as a single class.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a

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stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least two-thirds of the voting power of all then outstanding shares of Preferred Stock voting together as a single class.

               (iii) In the event the requirements of this subsection 2(c)(i) or
(ii) are not complied with, this corporation shall forthwith either:

                     (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                    (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

               (iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least two-thirds of the voting power of all then outstanding shares of Preferred Stock voting together as a single class.

          3.   Redemption.
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                    (a)  At any time after the fifth anniversary of the Series C
Original Issue Date (the "First Redemption Date") but within ninety (90) days after the receipt by this corporation of a written request from the holders of not less than two-thirds of the then outstanding Preferred Stock that all or, if less than all, a specified percentage of such holders' shares of Preferred Stock (Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as the case may be) be redeemed (the aggregate of each such series of shares requested to be redeemed are referred to herein as the "Requested Series A," the "Requested Series B" and the "Requested Series C," respectively), and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (the sixth and seventh anniversaries of the Series C Original Issue Date being referred to herein as the "Second Redemption Date" and the "Third Redemption Date," respectively and collectively with the First Redemption Date the "Redemption Dates") the Requested Series A, the Requested Series B and the Requested Series C by paying in cash therefor a sum per share equal to $1.07 per share, $2.46 per share, and $7.07 per share, of Series A Preferred Stock, Series B Preferred

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Stock and Series C Preferred Stock, respectively, (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all accrued but unpaid dividends on such share (the "Series A Redemption Price," the "Series B Redemption Price" and the "Series C Redemption Price," respectively). This corporation shall redeem ratably (i) 50% of the then outstanding shares of Requested Series A, Requested Series B and Requested Series C no later than 120 days after the First Redemption Date, (ii) 50% of the then outstanding shares of Requested Series A, Requested Series B and Requested Series C on the Second Redemption Date plus all shares of Requested Series A, Requested Series B and Requested Series C that were not redeemed by the corporation on the First Redemption Date and (iii) the remainder of the Requested Series A, Requested Series B and Requested Series C on the Third Redemption Date. Any redemption of Requested Series A, Requested Series B and Requested Series C effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Requested Series A, Requested Series B and Requested Series C in proportion to the number of shares of Requested Series A, Requested Series B and Requested Series C held by such holders to the total number of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding.

               (b) At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed first class postage prepaid to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Requested Series A, Requested Series B and Requested Series C to be redeemed at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the applicable Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection (3)(c), on or after each Redemption Date, each holder of Requested Series A, Requested Series B and Requested Series C, as the case may be, to be redeemed on such Redemption Date shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Requested Series A, Requested Series B or Requested Series C, as the case may be, designated for redemption on such Redemption Date in the Redemption Notice as holders of Requested Series A, Requested Series B or Requested Series C, as the case may be, (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares specified in such Redemption Notice, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Requested Series A, Requested Series B, and Requested Series C on a Redemption Date are insufficient to redeem the total number of shares of Requested Series A, Requested Series B and Requested Series C to be

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redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of a share of Requested Series A, Requested Series B or Requested Series C as the case may be, receives the same percentage of the applicable Series A Redemption Price, Series B Redemption Price or Series C Redemption Price. The shares of Requested Series A, Requested Series B or Requested Series C not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein and the dividend as provided for in Section 1 shall continue to accrue with respect to such shares. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Requested Series A, Requested Series B or Requested Series C such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

          4.   Conversion.  The holders of the Preferred Stock shall have
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conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert.  Each share of Preferred Stock shall be
                      ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) with respect to the Series A Preferred Stock by dividing the Original Series A Issue Price by the Series A Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (ii) with respect to the Series B Preferred Stock by dividing the Original Series B Issue Price by the Series B Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; and (iii) with respect to Series C Preferred Stock by dividing the Original Series C Issue Price by the Series C Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price per share shall be the Original Series A Issue Price. The initial Series B Conversion Price per share shall be the Original Series B Issue Price. The initial Series C Conversion Price shall be the Original Series C Issue Price. However, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be subject to adjustment as set forth in subsection 4(d). The Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be referred to herein collectively as the "Conversion Price."

                  (b) Automatic Conversion.
                      --------------------

                         (i)  Each share of Preferred Stock shall automatically
be converted into shares of Common Stock at the Conversion Price at the time in effect for such shares of Preferred Stock immediately upon the earlier of (i) the closing date of this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which was not less than $17.67 per share (adjusted to reflect subsequent stock dividends, stock splits, recapitalizations and the like) and $10,000,000 in gross proceeds or (ii) the date specified by written consent or written agreement of the holders of two-thirds of the then outstanding shares of Preferred Stock voting together as a single class.

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               (ii) In connection with a Conversion Event involving an automatic conversion set forth in Section 4(b)(i), no holder of shares of Series C Preferred Stock shall have any contractual liability for any breach of any representation, warranty, covenant or other obligation for any loss, claim, damage, expense, indemnification or other liability in connection with such Conversion Event that is (A) not structured as a pro-rata obligation by each such holder and limited to the consideration that such holder receives in such Conversion Event and (B) allocated jointly and severally among the holders of Series C Preferred Stock. It is understood that an escrow arrangement established for indemnification purposes and pursuant to which each of the corporation's stockholders places into escrow the same percentage of the securities or other consideration to be received by such stockholder in connection with a Conversion Event will be deemed to satisfy (A) and (B) above. Notwithstanding anything to the contrary in these Articles, no term of this
Section 4(b)(ii) may be amended without the written consent of the Company, Intel Corporation and the holders of a majority in interest of the Series C Preferred Stock.

          (c)  Mechanics of Conversion.  Before any holder of Preferred Stock
               -----------------------
shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (d)  Conversion Price Adjustments of Preferred Stock for Splits and
               --------------------------------------------------------------
Combinations.  The Conversion Price of each series of Preferred Stock shall be
------------
subject to adjustment from time to time as follows:

                    (i) (A) If this corporation shall issue, after the Series C Original Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price for any series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for a series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection

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4(d)(i)(E)(1) or (2)) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) plus the number of shares of such Additional Stock.

               (B) No adjustment of the Conversion Price for Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three
(3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and
(E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

               (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

               (E) In the case of the issuance (whether before, on or after the Series C Original Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                    (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                    (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but

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without taking into account potential antidilution adjustments) (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

                    (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), the applicable Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                    (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and
(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

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               (ii)  "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Purchase Date other than

                     (A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof; or

                     (B) shares of Common Stock (excluding shares repurchased at cost by this corporation in connection with the termination of service) issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily nonfinancing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan unanimously approved by the Board of Directors of this corporation.

               (iii) In the event this corporation should at any time or from time to time after the Series C Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

               (iv) If the number of shares of Common Stock outstanding at any time after the Series C Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e)  Other Distributions.  In the event this corporation shall
               -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(i), then, in each such case for the purpose of this subsection 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

          (f)  Recapitalizations.  If at any time or from time to time there
               -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination, reorganization or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of each series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g)  No Impairment.  This corporation shall not, by amendment of its
               -------------
Third Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

          (h)  No Fractional Shares and Certificates as to Adjustments.
               -------------------------------------------------------

                    (i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this
Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for such Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

               (i)  Notices of Record Date.  In the event of any taking by this
                    ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j)  Reservation of Stock Issuable Upon Conversion.  This
                    ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Third Amended and Restated Certificate of Incorporation.

               (k)  Notices.  Any notice required by the provisions of this
                    -------
Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given when received (if given by facsimile, electronic mail or personal delivery) or if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

          5.   Voting Rights.
               -------------

                    (a)  General Voting Rights.  The holder of each share of
                         ---------------------
Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                    (b)  Voting for the Election of Directors.  The number of
                         ------------------------------------
directors of the corporation shall be seven (7). As long as at least a majority of Series A Preferred Stock originally issued remain outstanding, the holders of such shares of Series A Preferred Stock shall be entitled to elect two (2) directors of this corporation. As long as a majority of the Series B Preferred Stock originally issued remain outstanding, the holders of such shares of Series B Preferred Stock shall be entitled to elect two (2) directors of this corporation. The holders of outstanding Common Stock shall be entitled to elect two (2) directors of this corporation. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-if-converted basis) shall be entitled to elect the remaining director of this corporation.

               In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duty called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

     6.   Protective Provisions.  So long as any shares of Preferred Stock are
          ---------------------
outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Preferred Stock:

               (a) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) unless the stockholders of this corporation who own more than fifty percent (50%) of the voting power of this corporation immediately prior to such transaction will own more than fifty percent (50%) of the voting power of the surviving corporation or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;

               (b) amend, alter or change the Third Amended and Restated Certificate of Incorporation or bylaws of this corporation;

               (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

               (d) authorize or issue, or effect any reclassification, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over or on parity with any series of Preferred Stock with respect to voting rights, dividends rights, redemption rights or liquidation preferences;

               (e) declare or pay any dividends on its Common Stock or redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock (otherwise than by redemption of Preferred Stock in accordance with Section B.3 of Article IV hereof or by conversion of Preferred Stock in accordance with Section B.4 of
Article IV hereof), or rights to purchase or acquire Preferred Stock or Common Stock (whether by exercise, conversion or exchange); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock in an aggregate amount of $300,000 or less in any twelve month period from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements approved by the Board of Directors under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

          (f) amend the Third Amended and Restated Certificate of Incorporation or bylaws of the corporation to increase, or otherwise take any action that would have the effect of increasing or reducing, the authorized number of directors of the corporation to more or less than seven (7);

          (g) authorize or issue, or obligate itself to issue, any equity security, including any other security convertible into or exercisable for any equity security, of the corporation to any employee of the corporation, other than up to 3,807,390 shares of Common Stock (or such other number as is unanimously approved by this corporation's Board of Directors) that may be reserved for issuance or otherwise issued under any stock option or other plan or agreement of the corporation, including, but not limited to, the corporation's 1997 Stock Option Plan;

          (h) permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the corporation or any wholly-owned subsidiary of the corporation, any stock of such subsidiary;

          (i)  undertake any liquidation or winding up of the corporation;

          (j) authorize or permit any material change in the principal business of the corporation;

          (k) authorize or enter into any (i) material license not in the ordinary course of business that would grant exclusive rights to the corporation's intellectual property assets to another or limit or inhibit the corporation's ability to engage in the commercial use of its intellectual property; or (ii) permit any encumbrance on the corporation's core intellectual property assets; or

          (l)  amend any of the provisions set forth in this Subsection 6.

     7.   Status of Converted or Redeemed Stock.  In the event any shares of
          -------------------------------------
Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by this corporation. The Third Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

  C. Common Stock.
     ------------

     1.   Dividend Rights.  Subject to the prior rights of holders of all
          ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     2.   Liquidation Rights.  Upon the liquidation, dissolution or winding up
          ------------------
of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV hereof.

     3.   Redemption.  The Common Stock is not redeemable except upon the
          ----------
agreement of this Corporation and a holder of Common Stock and subject to the restrictions set forth in Article IV(B), Section 6.

     4.   Voting Rights.  The holder of each share of Common Stock shall have
          -------------
the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

     Except as otherwise provided in, and subject to Section B.6 of Article IV of, this Third Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of this corporation.

                                  ARTICLE VI

     Subject to Section B.6 of Article IV of this Third Amended and Restated Certificate of Incorporation, the number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VII

     Elections of directors need not be by written ballot unless the bylaws of this corporation shall so provide.

                                 ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of this corporation.

                                  ARTICLE IX

     A director of this corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware

General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

                                   ARTICLE X

     To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which Delaware General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable provisions of the Delaware General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

     Any amendment, repeal or modification of the foregoing provisions of this
Article X shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

                                  ARTICLE XI

     Subject to Section B.6 of Article IV of this Third Amended and Restated Certificate of Incorporation, this corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.



                                    *  *  *
     FOUR: That thereafter said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the Delaware General Corporation Law by obtaining a majority of the outstanding Common Stock, 66.67% of the outstanding Preferred Stock, in favor of said amendment and restatement in the manner set forth in Section 222 of the General Corporation Law of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation on December 30, 1999.


                                    CLEARCOMMERCE CORPORATION



                                    /s/ Robert J. Lynch
                                    -----------------------------
                                    Robert J. Lynch
                                    Chief Executive Officer

Attest:



By: /s/ Michael S. Grajeda
    ------------------------------
     Michael S. Grajeda
     Secretary